Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

NATIONAL FUEL GAS COMPANY

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $1.00 per share	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(1)	(1)

	Equity	Preferred Stock, par value $1.00 per share	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(1)	(1)

	Debt	Debt Securities	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(1)	(1)

	Other	Depositary Shares	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(1)	(1)

	Other	Stock Purchase Contracts(2)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(1)	(1)

	Other	Stock Purchase Units(2)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(1)	(1)

	Other	Units	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(1)	(1)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					N/A		N/A

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							N/A

(1)

An indeterminate number of the securities of each identified class is being registered as may from time to time be offered for sale at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units or represented by depositary shares. The registrant is deferring payment of the registration fee pursuant to Rule 456(b) and is omitting this information in reliance on Rule 456(b) and Rule 457(r).

(2)

The stock purchase contracts may be issued separately or as part of stock purchase units. Each stock purchase unit will consist of (a) a stock purchase contract, under which the holder, upon settlement, will purchase an indeterminate number of shares of the registrant’s common stock and (b) a beneficial interest in debt securities, trust preferred securities, preferred stock or debt obligations of either the registrant or third parties, including U.S. Treasury securities, purchased with the proceeds from the sale of the stock purchase units. Each beneficial interest will be pledged to secure the obligation of such holder to purchase such shares of common stock. No separate consideration will be received for the stock purchase contracts or the related beneficial interests. Includes an indeterminate number of shares of common stock to be issued by the registrant upon settlement of the stock purchase contracts.